Exhibit 99.1

FOR IMMEDIATE RELEASE

Wesbanco Prices $150 Million Subordinated Notes Offering

WHEELING, WV, March 18, 2022– Wesbanco, Inc. (Nasdaq/NGS: WSBC) (“Wesbanco”) today announced that it has priced a public offering of $150 million aggregate principal amount of its 3.75% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Notes”). The price to the public for the Notes is 100% of the principal amount of the Notes. The Notes will mature on April 1, 2032. Interest on the Notes initially will accrue at a rate equal to 3.75% per annum from and including March 23, 2022 to, but excluding, April 1, 2027, payable semiannually in arrears. From and including April 1, 2027 to, but excluding, April 1, 2032 or the earlier redemption date, interest will accrue at a floating rate per annum equal to a benchmark rate, which is expected to be the Three-Month Term Secured Overnight Financing Rate (SOFR), plus a spread of 178.7 basis points, payable quarterly in arrears. The Notes are intended to qualify as Tier 2 capital for regulatory purposes.

On April 1, 2027 or on any interest payment date thereafter, Wesbanco, at its option, may redeem the Notes, in whole or in part, at a redemption price equal to 100% of par, plus accrued and unpaid interest to but excluding the date of redemption. Wesbanco also may redeem the Notes, at its option, in whole but not in part, at any time, including prior to April 1, 2027, upon the occurrence of certain specified events.

The offering is expected to close on March 23, 2022, subject to the satisfaction of customary closing conditions.

Wesbanco intends to use the net proceeds from the offering for general corporate purposes, which may include, but are not limited to, repayment of outstanding indebtedness, funding the cash consideration of future acquisitions, repurchases of outstanding equity securities, potential capital expenditures and providing capital to support the lending, investing and other financial services activities of the Company’s subsidiary, Wesbanco Bank, Inc.

Keefe, Bruyette & Woods, A Stifel Company, acted as lead book-running manager and RBC Capital Markets, LLC acted as active book-running manager. D.A. Davidson & Co. acted as co-manager for the offering.

The offering of the Notes is being made by means of a prospectus supplement and an accompanying base prospectus. Wesbanco previously filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement (File No. 333-239181) and has filed a preliminary prospectus supplement to the base prospectus contained in that registration statement relating to the offering of the Notes to which this communication relates. Wesbanco will file a final prospectus supplement relating to the offering of the Notes. Prospective investors should read the base prospectus contained in the registration statement, the preliminary prospectus supplement, the final prospectus supplement and the other documents Wesbanco has filed or will file with the SEC for more complete information about Wesbanco and the offering of the Notes.

Copies of these documents, when available, can be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov, or by contacting Keefe, Bruyette & Woods, Inc. by emailing USCapitalMarkets@kbw.com, or RBC Capital Markets, LLC by e-mailing rbcnyfixedincomeprospectus@rbccm.com.

No Offer or Sale

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the Notes is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The Notes being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, the base prospectus contained in the registration statement, the preliminary prospectus supplement or the final prospectus supplement relating thereto.

About Wesbanco

Founded in 1870, Wesbanco, Inc. (www.wesbanco.com) is a diversified and balanced financial services company that delivers large bank capabilities with a community bank feel. Our distinct long-term growth strategies are built upon unique sustainable advantages permitting us to span six states with meaningful market share. Built upon our ‘Better Banking Pledge’, our customer-centric service culture is focused on growing long-term relationships by pledging to serve all personal and business customer needs efficiently and effectively. In addition to a full range of online and mobile banking options and a full-suite of commercial products and services, Wesbanco provides trust, wealth management, securities brokerage, and private banking services through our century-old Trust and Investment Services department, with approximately $5.6 billion of assets under management (as of December 31, 2021). Wesbanco’s banking subsidiary, Wesbanco Bank, Inc., operates 205 financial centers in the states of Indiana, Kentucky, Maryland, Ohio, Pennsylvania, and West Virginia. Additionally, Wesbanco operates an insurance agency, Wesbanco Insurance Services, Inc., and a full service broker/dealer, Wesbanco Securities, Inc.

Forward-Looking Statements

Forward-looking statements in this report relating to Wesbanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this report should be read in conjunction with Wesbanco’s Annual Report on Form 10-K for the year ended December 31, 2021 and documents subsequently filed by Wesbanco with the SEC, which are available at the SEC’s website, www.sec.gov or at Wesbanco’s website, www.Wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in Wesbanco’s most recent Annual Report on Form 10-K filed with the SEC under “Risk Factors” in Part I, Item 1A. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including, without limitation, the effects of changing regional and national economic conditions including the effects of the COVID-19 pandemic; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to Wesbanco and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, the Federal Deposit Insurance Corporation, the SEC, the Financial Institution Regulatory Authority, the Municipal Securities Rulemaking Board, the Securities Investors Protection Corporation, and other regulatory bodies; potential legislative and federal and state regulatory actions and reform, including, without limitation, the impact of the implementation of the Dodd-Frank Act; adverse decisions of federal and state courts; fraud, scams and schemes of third parties; cyber-security breaches; competitive conditions in the financial services industry; rapidly changing technology affecting financial services; marketability of debt instruments and corresponding impact on fair value adjustments; and/or other external developments materially impacting Wesbanco’s operational and financial performance. Wesbanco does not assume any duty to update forward-looking statements.

Investor Relations Contact:

Mr. John Iannone

Senior Vice President, Investor & Public Relations

(304) 905-7021